Exhibit 3.7

CERTIFICATE OF AMENDMENT TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADVANCED BIOHEALING, INC.,

a Delaware Corporation

(Pursuant to Sections 228 and 242 of the

General Corporation Law of the State of Delaware)

Advanced BioHealing, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

The original Certificate of Incorporation of Advanced BioHealing, Inc. was filed with the Secretary of State of Delaware on January 30, 2004, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on September 7, 2004, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on September 27, 2005, a Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of Delaware on September 12, 2006, a Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of Delaware on December 21, 2006, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 23, 2007, a Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of Delaware on September 6, 2007 and a Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of Delaware on December 22, 2008.

I. The first paragraph of Article IV, Section A of the Third Amended and Restated Certificate of Incorporation of Advanced BioHealing, Inc., as amended to date, is hereby restated in its entirety as follows:

“A. Classes of Stock. The Corporation is authorized to issue two classes of shares to be designated Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”), respectively. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 12,277,947 shares, 500,561 of which shall be designated Series A Preferred Stock (the “Series A Preferred Stock”), 1,541,114 of which shall be designated Series B Preferred Stock (the “Series B Preferred Stock”), 8,900,629 of which shall be designated Series C Preferred Stock (the “Series C Preferred Stock”), and 1,335,643 of which shall be designated Series C-1 Preferred Stock (the “Series C-1 Preferred Stock”). The total number of shares of Common Stock that the Corporation shall have the authority to issue is 44,000,000. The Preferred Stock shall have a par value of $.001 per share and the Common Stock shall have a par value of $.001 per share.”

II. The following paragraphs are hereby added after the second paragraph of Article IV, Section A:

“Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, a 2.61-for-1 forward stock split for each share of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action of the part of the holders thereof occur (the “Forward Stock Split”). The par value of the Common Stock shall remain $.001 per share. This conversion shall apply to all shares of Common Stock. No fractional shares of Common Stock shall be issued upon the Forward Stock Split or otherwise. In lieu of any fractional shares of Common Stock to which the stockholder would otherwise be entitled upon the Forward Stock Split, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board.

All certificates representing shares of Common Stock outstanding immediately prior to the filing of this Certificate of Amendment shall immediately after the filing of this Certificate of Amendment represent instead the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the corporation, and upon such surrender the corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Certificate of Amendment. Shares of Common Stock that were outstanding prior to the filing of this Certificate of Amendment, and that are not outstanding after and as a result of the filing of this Certificate of Amendment, shall resume the status of authorized but unissued shares of Common Stock.”

This Amendment to the Third Amended and Restated Certificate of Incorporation of Advanced BioHealing, Inc. as amended to date, has been duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, Advanced BioHealing, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 3rd day of May, 2011.

ADVANCED BIOHEALING, INC.

By:	/s/ Kevin Rakin
Name:	Kevin Rakin
Title:	Chief Executive Officer